EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Digimarc Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-31114, 333-42042, 333-65256, 333-82660, 333-105097, 333-115074) on Form S-8 and Registration Statement No. 333-108670 on Form S-3 of Digimarc Corporation of our reports dated May 27, 2005, with respect to the consolidated balance sheets of Digimarc Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K/A of Digimarc Corporation.

Our report dated May 27, 2005, on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Digimarc Corporation did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of material weaknesses on the achievement of objectives of the control criteria and contains an explanatory paragraph that indentifies material weaknesses on internal control over financial reporting as noted in our report.

As indicated in Note 2 to the consolidated Financial Statements, Digimarc Corporation has restated its consolidated Financial Statements as of and for the year ended December 31, 2003.

/s/ KPMG LLP

Portland, Oregon
June 1, 2005